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                                                                      Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)


                                                   Nine Months
                                                  Ended June 30,
                                               ---------------------
                                                 1996         1995
                                               --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary item                     $214,110     $311,765
  Income taxes                                  142,740      207,843
                                               --------     --------
  Income before income taxes,
    minority interest and extraordinary
    item                                        356,850      519,608
  Consolidated interest expense                 132,497      118,524
  Interest expense related to
    proportionate share of 50% owned
    unconsolidated affiliates                    14,411       14,537
  Portion of rents representing the
    interest factor                              25,703       22,910
  Less-Equity in earnings of affiliates
    less than 50% owned                           2,481        1,338
                                               --------     --------
          Total                                $526,980     $674,241
                                               ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $144,539     $125,519
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                15,607       14,901
  Portion of rents representing the
    interest factor                              25,703       22,910
                                               --------     --------
          Total                                $185,849     $163,330
                                               ========     ========
Ratio of Earnings to Fixed Charges                 2.84         4.13
                                               ========     ========